Exhibit 99.2

Carla Baca
Director of Corporate Communications
P: 615.269.8175
News Release
HEALTHCARE REALTY TRUST ANNOUNCES REDEMPTION OF REMAINING $300 MILLION OF SENIOR NOTES DUE 2021

NASHVILLE, Tennessee, November 27, 2017 - Healthcare Realty Trust Incorporated (NYSE: HR) today announced that it intends to redeem all of its $300.0 million outstanding 5.75% Senior Notes due 2021 (the “Notes”) in accordance with the terms of the indenture governing the Notes. The Company intends to use the net proceeds from the issuance of its 3.625% senior notes due 2028, cash on hand, and additional borrowings under its unsecured credit facility to fund the redemption. The Company’s senior notes due 2028 are expected to be issued on December 11, 2017, subject to customary closing conditions. The Company expects to record a charge in the fourth quarter of 2017 of approximately $32.7 million for early extinguishment of the Notes, which includes approximately $1.6 million of unamortized costs and discounts.
The Company will redeem the Notes on December 27, 2017 (the “Redemption Date”) at a redemption price equal to an aggregate of $338.9 million, consisting of: a) $300.0 million in outstanding principal; b) $7.8 million in interest accrued but not yet paid as of the Redemption Date; and c) a “make-whole amount” of $31.1 million in accordance with the indenture.
The redemption price for the redeemed Notes and accrued interest will become due and payable on the Redemption Date. Following that date, interest will cease to accrue and be payable on the redeemed Notes and the redeemed Notes will be cancelled. Payment of the redemption price will be made only upon presentation and surrender of the redeemed Notes in the manner specified in the notice of redemption, which is being provided to registered holders of the Notes by Branch Banking and Trust Company (“BB&T”), as trustee for the Notes. Copies of the applicable notice of redemption for the redeemed Notes may be obtained from BB&T by calling its Corporate Trust Department at 252.246.4679.
Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. As of September 30, 2017, the Company owned 197 real estate properties in 26 states totaling 14.4 million square feet and was valued at approximately $5.2 billion. The Company provided leasing and property management services to 11.2 million square feet nationwide.
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In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties, including the ultimate amount at which the sale of the securities will occur, if any, and the use of proceeds from this offering. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2016 under the heading “Risk  Factors.” Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.

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